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                                 [LETTERHEAD]



                                                        July 29, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

re: Spire International Corp. (Formerly Amacan Resources Corporation) File Ref. No. 0-6425


   We were previously the principal accountants for Amacan Resources Corporation, and, under the date of July 25, 1995, we reported on the financial statements of Amacan Resources Corporation, as of and for the year ended April 30, 1995. Our appointment as the principal accountant for Amacan Resources Corporation was terminated. We have read Spire International Corp.'s statements included under Item 4 of its Form 8-K dated April 18, 1996 and we agree with such statements.


                                         Sincerely,


                                         /s/  TANNER & CO.
                                         -------------------------------
                                         Tanner & Co.